FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Columbia, MD – March 14, 2019 - GSE Systems, Inc. (“GSE” or “the Company”) (Nasdaq: GVP), a leading provider of engineering, expert staffing, and simulation software to clients in the power and process industries, today announced its financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2018.

FISCAL YEAR 2018 OVERVIEW
Acquired True North Consulting LLC, on May 11, 2018.
Revenue expanded 30.1% to $92.2 million, from $70.9 million in 2017.
Gross profit increased 24.7% to $23.1 million from $18.5 million in 2017.
Operating income increased 496.5% to $1.4 million from $0.2 million in 2017.
Net loss of $(0.4) million, or $(0.02) per diluted share, compared to net income of $6.6 million[1,2], or $0.33 per diluted share, in 2017.
Adjusted net income[3] grew 55.0% to $4.7 million, or $0.24 per diluted share, from $3.0 million, or $0.15 per diluted share, in 2017.
Adjusted EBITDA[3] rose 31.6% to $7.4 million from $5.7 million in 2017.
Cash flow used in operations totaled $(3.5) million, compared to cash flow provided by operations of $7.3 million[1] in 2017.
New orders totaled $86.3 million, compared to $55.0 million in 2017.

After the fiscal year ended December 31, 2018, the Company acquired DP Engineering on February 15, 2019. GSE and DP Engineering are currently working to resolve an ongoing customer issue, diversify the DP Engineering customer base and integrate the business on to the GSE platform.

Q4 2018 OVERVIEW
Revenue increased 3.9% to $22.9 million from $22.0 million in Q4 2017.
Gross profit rose 24.9% to $6.5 million from $5.2 million in Q4 2017.
Operating income increased 1,079.5% to $1.8 million from $0.2 million in Q4 2017.
Net income equaled $0.7 million, or $0.03 per diluted share, compared to $6.6 million, or $0.33 per diluted share, in Q4 2017.
Adjusted net income increased approximately five fold to $1.1 million, or $0.05 per diluted share, compared to adjusted net income of $0.2 million, or $0.01 per diluted share, in Q4 2017.
Adjusted EBITDA rose 46.7% to $2.8 million from $1.9 million in Q4 2017.
New orders equaled $17.7 million compared to $17.9 million in Q4 2017.

At December 31, 2018
Cash, cash equivalents and restricted cash totaled $12.1 million.
Working capital totaled $12.7 million and current ratio equaled 1.6x.
Total debt equaled $8.5 million.
Backlog totaled $68.7 million.

1 Refer to the tax benefit of $(6.6) million that the Company recorded in Q4 2017.  As a result, the Company released a net $8.1 million valuation allowance against the deferred tax assets related to the U.S. entities, and a charge of $1.4 million for provision for uncertain tax positions. As a result, for 2017, the Company reflected a tax benefit of $(6.2) million.

2 During the quarter ended June 30, 2018, the Company identified an immaterial error of $1.2 million, or $0.06 per share, in the December 31, 2017 financial statements related to the release of the valuation allowance against deferred tax assets attributable to windfall tax benefits. The financial statements for the year ended December 31, 2017 reflect the correct comparative data.

3 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBTIDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “Our adjusted EBITDA in the fourth quarter of 2018 grew by 46.7% year-over-year to $2.8 million, one of the best quarterly outcomes in our history, while GSE’s full year 2018 adjusted EBITDA rose 31.6% year-over-year to $7.4 million, also one of the best annual outcomes in more than two decades.  Full year 2018 adjusted net income increased 55.0% to $4.7 million, or $0.24 per diluted share.  These strong financial results reflect our ongoing commitment to providing clients with best-in-class engineering and expert staffing solutions, as well as meaningful contributions from the highly-complementary acquisitions of Absolute Consulting in September 2017 and True North Consulting in May 2018.  During the year, we won a range of impressive new business orders globally and maintained a solid backlog despite the wind down of our very large full scope simulator project in the US.  We are very pleased with this sales performance because it supports the validity of our strategy to consolidate the fragmented ecosystem of vendors serving the nuclear power industry. With the strategic acquisition of DP Engineering in February 2019, we have added an outstanding team of professionals with a broad range of engineering capabilities for nuclear power, including a core competency in engineering design modifications implemented during regularly scheduled nuclear plant outages.  We aim to build on our success to date and further enhance GSE’s platform during the remainder of 2019, focusing on the additional value we can create for our clients and shareholders.”

2018 FULL YEAR RECAP
Revenue expanded to $92.2 million for the year ended 2018, compared to $70.9 million in 2017. The year-over-year increase was driven by increases in both of GSE's business segments. The increase of $3.1 million in the Company's Performance Improvement Solutions ("Performance") segment was driven by the acquisition of True North, which contributed $8.0 million.  The increase of $18.3 million from the Company's Nuclear Industry Training and Consulting ("NITC") segment was driven by the acquisition of Absolute Consulting which contributed $18.3 million.

Gross profit increased 24.7% to $23.1 million, or 25.1% of revenue for the year ended 2018, from $18.5 million, or 26.2% of revenue in 2017.

Operating income totaled $1.4 million in 2018, compared to $0.2 million in 2017.

Net loss was $(0.4) million, or $(0.02) per diluted share in 2018, compared to net income of $6.6 million, or $0.33 per diluted share, in 2017.

Adjusted net income increased to $4.7 million, or $0.24 per diluted share in 2018, compared to $3.0 million, or $0.15 per diluted share in 2017.

Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $3.7 million in 2018, compared to $1.5 million in 2017.

Adjusted EBITDA rose 31.6% to $7.4 million in 2018 from $5.7 million in 2017.

Performance new orders totaled $40.9 million in 2018 compared to $16.9 million in 2017, with True North having contributed $9.9 million of new orders in 2018.  NITC new orders totaled $45.4 million in 2018 compared to $38.1 million in 2017.

Q4 2018 RESULTS
Q4 2018 revenue increased $0.9 million from $22.0 million in Q4 2017 to $22.9 million in Q4 2018. The year over year increase was driven by an increase of $2.5 million in the Company's Performance segment, partially offset by a decrease of $(1.7) million from the Company's NITC segment.

The increase in the Performance segment's revenue was driven by the acquisition of True North, which contributed $4.3 million of additional revenue in Q4 2018. The increase was partially offset by a decrease of $1.3 million in Performance's revenue in Q4 2018 not including True North, and lower revenue from the Company's foreign subsidiaries of $0.3 million primarily due to the restructuring of the business in the UK and Sweden offices.

The year-over-year decrease in the NITC segment's revenue was primarily caused by lower revenue of $1.7 million from Absolute due to contracts expiring and not restarting.

(in thousands)	Three Months ended December 31,		Twelve Months ended December 31,
Revenue:	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(audited)
Performance	$12,340	$9,806	$42,954	$39,899
NITC	$10,515	$12,198	$49,295	$30,981
Total Revenue	$22,855	$22,004	$92,249	$70,880

Performance new orders totaled $9.2 million in Q4 2018 compared to $4.9 million in Q4 2017.  NITC new orders totaled $8.5 million in Q4 2018 compared to $13.0 million in Q4 2017. True North contributed $5.2 million of new orders in Q4 2018. Excluding True North, new orders in Q4 2018 decreased $(0.9) million.

Q4 2018 gross profit was $6.5 million, or 28.3% of revenue, compared to $5.2 million, or 23.5% of revenue, in Q4 2017.

(in thousands)	Three Months ended December 31,				Twelve Months ended December 31,
Gross Profit:	2018	%	2017	%	2018	%	2017	%
	(unaudited)		(unaudited)		(unaudited)		(audited)
Performance	$5,139	41.6%	$3,375	34.4%	$16,457	38.3%	$13,712	34.4%
NITC	$1,332	12.7%	$1,806	14.8%	$6,673	13.5%	$4,832	15.6%
Consolidated Gross Profit	$6,471	28.3%	$5,181	23.5%	$23,130	25.1%	$18,544	26.2%

Performance gross profit for Q4 2018 was $5.1 million, or 41.6% gross profit margin, compared to $3.4 million, or 34.4% gross profit margin, in Q4 2017. The year-over-year increase in gross profit for Performance during Q4 2018 was primarily driven by the acquisition of True North, which contributed $1.3 million.
NITC gross profit for Q4 2018 was $1.3 million, or 12.7% gross profit margin, compared to $1.8 million, or 14.8% gross profit margin, in Q4 2017. Absolute Consulting contributed $0.7 million to the gross profit for NITC in Q4 2018, with a gross profit margin of 11.0%, which resulted in a lower gross profit for the segment in Q4 2018.

Selling, general, and administrative expenses (SG&A) in Q4 2018 totaled $3.8 million, or 16.6% of revenue, compared to $3.7 million, or 16.9% of revenue, in Q4 2017. The minor fluctuations for the periods presented were due to normal variances in operating costs.

Restructuring Charges
On December 27, 2017, the Board of Directors of GSE Systems, Inc. approved an international restructuring plan to streamline and optimize the Company's global operations. Beginning in December 2017 and continuing during 2018, GSE consolidated its engineering services and R&D activities to Maryland.  As a result, the Company is in the process of closing out the legal entities in Sweden, India and the UK, as the company has already closed its offices in Nyköping, Sweden; Chennai, India; and Stockton-on-Tees, UK. As of December 31, 2018, the Company has recorded a restructuring charge of $2.0 million. The Company expects to record the remaining $0.2 million restructuring charges in 2019. The projected cash cost savings from this activity are expected to begin being realized in Q2 2019.

Operating income was approximately $1.8 million in Q4 2018, compared to $0.2 million in Q4 2017. The increase was due to both organic growth and acquisitions.

Provision for income taxes
The Company recorded a tax provision of $1.0 million in Q4 2018. As of each reporting date, the Company’s management assesses the realizability of deferred tax assets. Based on the assessment the Company’s management performed as of December 31, 2018, the Company concluded that critical pieces of positive evidence supporting the realization of deferred tax assets exist including the strength of three year cumulative positive earnings, reversal of existing deferred temporary differences and future taxable income for the U.S. entities. As a result, the Company has determined that a valuation allowance in the U.S. is not appropriate at this time.
Net income for Q4 2018 totaled $0.7 million, or $0.03 and $0.03 per basic and diluted share, respectively, compared to $6.6 million, or $0.34 and $0.33 per basic and diluted share, in Q4 2017.
Adjusted net income totaled $1.1 million, or $0.05 per diluted share in Q4 2018, compared to $0.2 million, or $0.01 per diluted share, in Q4 2017.

EBITDA for Q4 2018 was approximately $2.6 million compared to $0.4 million in Q4 2017.

Adjusted EBITDA totaled $2.8 million in Q4 2018, compared to $1.9 million in Q4 2017.

BACKLOG AND CASH POSITION
Backlog at December 31, 2018, was $68.7 million, including $47.5 million of Performance backlog, $6.6 million of which was attributable to True North, and $21.2 million of NITC backlog. At December 31, 2017, the Company's backlog was $71.4 million; $46.3 million for Performance and $25.1 million for NITC. The decrease in NITC backlog is primarily due to expiring contracts which have not been renewed as of now. Excluding True North, Performance's backlog decreased $5.4 million during 2018 primarily due to 2017 backlog that was converted to revenue during 2018 including significant progress on delivering the large full scope simulator order in the U.S. in 2018.

GSE’s cash position at December 31, 2018, was $12.1 million, as compared to $20.1 million, including $1.0 million of restricted cash, at December 31, 2017.

DP ENGINEERING
As previously announced, on February 15, 2019, GSE Performance Solutions, Inc., our wholly owned subsidiary, acquired DP Engineering for $13.5 million payable at closing (subject to customary pre- and post-closing working capital adjustments) plus an additional earn-out amount not to exceed $5 million, potentially payable in 2020 and 2021. DP Engineering is a provider of value-added technical engineering solutions and consulting services to nuclear power plants with an emphasis on preparation and implementation of design modifications during plant outages.

Following a recent event at a customer location, in accordance with its standard operating procedures and an Engineer of Choice Agreement, the customer of DP Engineering issued a Notice of Suspension to DP Engineering while a root cause analysis of the event proceeds. Approximately 25% of the impacted projects have already been restarted at the request of the customer. DP Engineering and GSE are working with the customer and outside vendors to assist in the causal analysis related to the event and anticipate further clarity once the analysis is complete.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 and full year 2018 results as well as other matters.

Interested parties may participate in the call by dialing:
(877) 407-9753 (Domestic)
(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/28795/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available  through June 6, 2019 at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/28795/indexl.html or at www.gses.com for a longer period.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of engineering, expert staffing, and simulation software to clients in the power and process industries.  GSE’s products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations.  The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Maryland, with offices in Alabama, Florida, Colorado, Texas, Arkansas, Louisiana, and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenue	$22,855	$22,004	$92,249	$70,880
Cost of revenue	16,384	16,823	69,119	52,336
Gross profit	6,471	5,181	23,130	18,544

Selling, general and administrative	3,783	3,729	17,469	15,469
Research and development	134	288	899	1,391
Restructuring charges	92	733	1,269	778
Depreciation	104	88	515	342
Amortization of definite-lived intangible assets	518	187	1,612	335
Total operating expenses	4,631	5,025	21,764	18,315

Operating income	1,840	156	1,366	229

Interest (expense) income, net	(115)	20	(268)	80
(Loss) gain on derivative instruments, net	(44)	(127)	(350)	99
Other income (expense), net	5	-	29	(4)

Income before income taxes	1,686	49	777	404

Provision (benefit) for income taxes	1,007	(6,552)	1,131	(6,153)

Net (loss) Income	$679	$6,601	$(354)	$6,557

Basic (loss) earnings per common share	$0.03	$0.34	$(0.02)	$0.34
Diluted (loss) earnings per common share	$0.03	$0.33	$(0.02)	$0.33

Weighted average shares outstanding - Basic	19,802,707	19,395,592	19,697,808	19,259,966
Weighted average shares outstanding - Diluted	19,856,737	19,790,696	19,697,808	19,605,427

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	December 31, 2018	December 31, 2017
Cash and cash equivalents	$12,123	$19,111
Restricted cash – current	-	960
Current assets	35,000	36,863
Total assets	$61,440	$56,182

Current liabilities	$22,330	$25,252
Long-term liabilities	7,981	1,258
Stockholders' equity	$31,129	$29,672

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net (loss) income, before taking into account interest expense (income), provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact of gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, and bad debt expense due to customer bankruptcy. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) Income	$679	$6,601	$(354)	$6,557
Interest expense (income), net	115	(20)	268	(80)
Provision for income taxes	1,007	(6,552)	1,131	(6,153)
Depreciation and amortization	776	392	2,634	1,146
EBITDA	2,577	421	3,679	1,470
Gain from the change in fair value of contingent consideration	-	10	-	446
Restructuring charges	92	733	1,269	778
Stock-based compensation expense	(9)	599	1,526	2,472
Impact of the change in fair value of derivative instruments	44	127	350	(99)
Acquisition-related expense	49	-	540	473
Bad debt expense due to customer bankruptcy	20	-	85	122
Adjusted EBITDA	$2,773	$1,890	$7,449	$5,662

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, amortization of intangible assets related to acquisitions, bad debt expense due to customer bankruptcy, one-time tax reform impact and release of valuation allowance. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net (loss) Income	$679	$6,601	$(354)	$6,557
Gain from the change in fair value of contingent consideration	-	10	-	446
Restructuring charges	92	733	1,269	778
Stock-based compensation expense	(9)	599	1,526	2,472
Impact of the change in fair value of derivative instruments	44	127	350	(99)
Acquisition-related expense	49	-	540	473
Amortization of intangible assets related to acquisitions	518	187	1,612	335
Bad debt expense due to customer bankruptcy	20	-	85	122
Tax reform impact	-	2,497	-	2,497
Release of valuation allowance	(339)	(10,555)	(339)	(10,555)
Adjusted net income	$1,054	$199	$4,689	$3,026

Diluted earnings (loss) per common share	$0.03	$0.33	$(0.02)	$0.33

Adjusted earnings per common share – Diluted	$0.05	$0.01	$0.24	$0.15

Weighted average shares outstanding – Diluted(a)	19,856,737	19,790,696	19,673,709	19,605,427

(a) During the year ended December 31, 2018, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were (24,099) dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2018, that were considered anti-dilutive in determining the GAAP diluted loss per common share.